Exhibit 10.3

CELL GENESYS, INC.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement (the “Agreement”) is made and entered into by and between                      (“Employee”) and Cell Genesys, Inc. (the “Company”), effective as of the latest date set forth by the signatures of the parties hereto below (the “Effective Date”).

RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its shareholders. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee’s Involuntary Termination following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee’s Involuntary Termination which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company.

D. Certain capitalized terms used in the Agreement are defined in Section 6 below.

The parties hereto agree as follows:

1. Term of Agreement. This agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company’s established employee plans and practices or pursuant to other agreements with the Company.

3. Severance Benefits.

(a) Involuntary Termination. If the Employee’s employment is terminated as a result of an Involuntary Termination, then, subject to Sections 3(g) and 5, the Employee shall be entitled to receive the following severance benefits:

(1) Severance Payment. A cash payment in an amount equal to [xx] months of the Employee’s Annual Compensation, as measured upon the date of the Involuntary Termination;

(2) Continued Employee Benefits. One hundred percent (100%) Company-paid health, dental, and vision insurance coverage at the same level of coverage as was provided to Employee immediately prior to the Termination Date (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Involuntary Termination, such dependents shall be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) [xx] months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental and vision insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purpose of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates.

(3) Option, Restricted Stock, and Restricted Stock Unit Accelerated Vesting. The Employee shall receive acceleration with respect to that portion of any then-unvested stock options, restricted stock, or restricted stock units that would have vested within the [xx]-month period following the Termination Date.

(b) Termination in Connection with a Change of Control. If the Employee’s employment terminates as a result of an Involuntary Termination at any time within sixty (60) days prior to, or two (2) years following, a Change of Control, then, subject to Sections 3(g) and 5, the Employee shall be entitled to receive the following severance benefits, in lieu of those severance benefits provided pursuant to section 3(a) above:

(1) Severance Payment. A cash payment in an amount equal to [xx] months of the Employee’s Annual Compensation, as measured upon the date of the Change in Control;

(2) Continued Employee Benefits. One hundred percent (100%) Company-paid health, dental and vision insurance coverage at the greater of (x) the same level of coverage as was provided to such employee immediately prior to the Change of Control or (y) the same level of coverage as was provided to Employee immediately prior to the Termination Date (the “Company-Paid Coverage”). If such coverage included the Employee’s dependents immediately prior to the Change of Control, such dependents shall be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) [xx] months from the date of termination, or (ii) the date upon which the Employee and his dependents become covered under another employer’s group health, dental and vision insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purpose of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates.

(3) Option, Restricted Stock, and Restricted Stock Unit Accelerated Vesting. One Hundred percent (100%) of the unvested portion of any stock option, restricted stock, or restricted stock unit held by the Employee shall automatically be accelerated in full so as to become completely vested.

(4) Extension of Post-Termination Exercise of Stock Options. The stock options held by Employee shall become exercisable for a period of ten years from their original date of grant by the Company, or, if shorter, the maximum term of the options under the applicable equity plan and award agreement, provided that this Section 3(b)(4) shall remain subject to any provision of the applicable equity plan, award agreement, Change of Control agreement or other agreement providing for the termination of such stock options upon a Change of Control.

If the Employee’s employment terminates as a result of an Involuntary Termination, thereby triggering benefits pursuant to Section 3(a), it is possible that within sixty (60) days a Change of Control may further trigger benefits under Section 3(b). To the extent the Employee receives benefits pursuant to Section 3(a), and then subsequently becomes entitled to benefits pursuant to Section 3(b), any benefits previously received by the Employee pursuant to Section 3(a) shall be deducted from those benefits to which he is entitled pursuant to Section 3(b).

(c) Timing of Severance Payments. Any severance payment to which Employee is entitled under Section 3(a)(1) shall be paid by the Company to the Employee (or to the Employee’s successors in interest, pursuant to Section 7(b)) in cash and in full, not later than (30) calendar days following the Termination Date. Any severance payment to which Employee is entitled under Section

3(b)(1) shall be paid by the Company to the Employee (or to the Employee’s successors in interest, pursuant to Section 7(b)) in cash and in full, not later than (30) calendar days following the later to occur of the closing of the Change of Control or the Termination Date.

(d) Voluntary Resignation; Termination For Cause. If the Employee’s employment terminates by reason of the Employee’s voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive a severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(e) Disability; Death. If the Company terminates the Employee’s employment as a result of the Employee’s Disability, or such Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other agreements with the Company.

(f) Non-duplication of Severance Benefits. In the event Employee becomes entitled to severance benefits under this Section 3, such severance benefits shall be paid in lieu of, and not in addition to, severance benefits under any other agreement, program, or policy of the Company.

(g) Release and Waiver. This Section 3(g) shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Employee pursuant to Section 3, the Employee shall, upon or promptly following the Termination Date, provide the Company with a valid, executed general release agreement, a form of which is attached hereto as Exhibit A, and such release agreement shall have not been revoked by the Employee pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to make any payment or provide any benefit to the Employee pursuant to Section 3 unless and until the release agreement contemplated by this Section 3(g) becomes irrevocable by the Employee in accordance with all applicable laws, rules and regulations.

4. Attorney Fees, Costs and Expenses. The Company shall promptly reimburse Employee, on a monthly basis, for the reasonable attorney fees, costs and expenses incurred by the Employee in connection with any action reasonably and in good faith brought by Employee to enforce his rights hereunder, regardless of the outcome of the action. Reimbursement under this Section 4 will be available only during the Employee’s lifetime. No such reimbursement shall be made later than the end of the calendar year following the calendar year in which the expense was incurred.

5. [Limitation on Payments. In the event that the severance and other benefits provided for in this Statement or otherwise payable to the Employee (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Employee’s severance benefits hereunder Section 3 shall be either

(a) delivered in full, or

(b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). In the event of a reduction in benefits hereunder, the Employee shall be given the choice of which benefits to reduce. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.]

[ALTERNATIVE: Golden Parachute Excise Tax Gross-Up. In the event that the benefits provided for in this Agreement or otherwise payable to the Employee constitute “parachute payments” within the meaning of 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, then the Employee shall receive (i) payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Employee pursuant to this sentence. Unless the Company and the Employee otherwise agree in writing, the determination of Employee’s excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any payment made pursuant to this Section 5 shall be made no later than 2.5 months following the Termination Date.]

6. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Annual Compensation. “Annual Compensation” means an amount equal to the sum of Employee’s (i) annual Company salary at the highest rate in the effect in the twelve months immediately preceding the applicable measurement date, and (ii) 100% of the Employee’s annual target bonus as in effect immediately prior to the applicable measurement date.

(b) Cause. “Cause” shall mean either (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of, or plea of nolo contendere to, a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, or (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(c) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes (either by a specific vote or by approval of the proxy statement of Cell Genesys in which such person is named as a nominee for election as a director without objection to such nomination) of at least a majority of the Incumbent Directors at the time of such election or nomination;

(iii) The consummation of a merger or consolidation of the Company with any other corporation, other than the merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls the Company or controls such surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or the voting power represented by the voting securities of the Company or such surviving entity or the entity that controls the Company or controls such surviving entity outstanding immediately after such merger or consolidation; or

(iv) The consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

(d) Disability. “Disability” shall mean that the Employee has been unable to perform the essential functions of his Company duties, with or without reasonable accommodation, as a result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(e) Involuntary Termination. “Involuntary Termination” shall mean resignation by the Employee within 180 days following (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, title, authority or responsibilities relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, title, authority or responsibilities; (ii) without the Employee’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a material reduction by the Company in the compensation of the Employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced; (v) the relocation of the Employee to a facility or a location more than twenty-five (25) miles from the Employee’s then present location, without the Employee’s express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 7(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee, provided, however, that none of the actions described above shall give rise to an “Involuntary Termination” with respect to the Employee if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by the Employee, which such notice must be delivered no later than 60 days following the occurrence of such action. For purposes of this definition, the Company and the Employee agree that any reduction in base salary shall constitute a material reduction in compensation.

(f) Termination Date. “Termination Date” shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee’s duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee’s employment is terminated by the Company for any other reason, or by the Employee, the date on which a notice of termination is given.

7. Successor.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

9. Arbitration. Any controversy arising out of or relating to this Agreement, the enforcement or interpretation of this agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of any this agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in [                     County], California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc. or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction.

The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 9.

The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee.

10. Non-solicitation. For a period of twelve (12) months following the Termination Date, the Employee will not, directly or indirectly (i) solicit, induce, attempt to hire, recruit, encourage, take away, or hire any employee or independent contractor of the Company or cause any Company employee or contractor to leave his or her employment or engagement with the Company or (ii) influence or attempt to influence customers, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Company to divert their business away from the Company, and the Employee will not otherwise interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Company and any of its customers, suppliers, vendors, lessors, licensors, joint venturers, associates, officers, employees, consultants, managers, partners, members or investors. The Employee expressly agrees that the foregoing covenants shall continue in effect through the entire period identified above regardless of whether the Employee is then entitled to receive any severance payments from the Company.

11. Non disparagement. Employee agrees that he shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Company or any current or former director, officer or employee of the Company, except that the Employee shall be relieved of this restriction as to any particular person in the event that such person disparages, either professionally or personally, the Employee. The Company agrees that it shall not, directly or indirectly, make or ratify any statement, public or private, oral or written, to any person that disparages, either professionally or personally, the Employee. However, nothing in this paragraph shall affect the Employee’s or the Company’s ability or obligation to provide complete and truthful testimony or other information in connection with any (1) governmental and/or regulatory investigation or proceeding, (2) required public, governmental or regulatory disclosure or filing, or (3) pleadings, discovery and/or trial in litigation.

12. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior arrangements and understandings regarding same, including, without limitation, any prior change of control, employment or similar agreements.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY CELL GENESYS, INC.

By:
Title:
Date:

EMPLOYEE	Date

EXHIBIT A

GENERAL RELEASE

[Bracketed provisions to be inserted after Executive becomes 40 years of age]

In consideration of my receipt of the severance payments and other benefits (the “Severance”) offered to me under that certain Change of Control and Severance Agreement, dated                 , 200    , (the “Agreement”), and in connection with the termination of my employment with Cell Genesys, Inc. (“Employer”), I agree to the following release (the “Release”).

On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever release and discharge Employer, its current, former and future parents, subsidiaries, related entities, attorneys, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, securityholders, agents, employees and assigns (collectively, the “Company”) from any and all claims, demands, costs, contracts, liabilities, objections, rights, damages, expenses and actions of every nature now existing or that may arise in the future (“Claims”), that are or may be based, in whole or in part, upon any action, occurrence or event occurring or not occurring on or prior to the date hereof, whether at law or in equity, known or unknown, suspected or unsuspected, including, without limitation, any Claims based on or arising out of or relating in any way to (a) my employment with Employer or its subsidiaries, including, but not limited to, the offer and termination of my employment and any offer letters or other agreements regarding my employment relationship with the Company and my rights to any benefits upon termination of employment or otherwise, but excluding any rights to the Severance described in the Agreement and (b) any actions or omissions by the Board of Directors or stockholders of the Company.

I understand and agree that this Release is a full and complete waiver and release of all claims, including, but not limited to, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, as amended, the provisions of the California Labor Code[, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act, as amended], the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other state, federal or local laws and regulations relating to employment or employment discrimination. The only exceptions are claims I may have for unemployment compensation and worker’s compensation. I do not presently believe I have suffered any work-related injury or illness.

I understand and agree that the Company will not provide me with the Severance unless I execute and do not revoke this Release.

Without limiting the generality of the foregoing release of all claims, I expressly represent and warrant that I have been paid all salary and accrued but unused vacation earned by me through the final date of my employment with Employer. I further represent and warrant that I am accepting the Severance in resolution of any and all actual and/or potential disputes regarding and in full satisfaction of any and all claims that I may have against Employer for unpaid compensation, including salary and bonuses.

I acknowledge that I may discover facts different from or in addition to those which I now know or believe to be true and that this Release shall be and remain effective in all respects even if I discover new or additional facts after I sign this Release. I expressly waive any and all rights and benefits conferred upon me by the provisions of Section 1542 of the California Civil Code and/or any analogous law of any other state. Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR [EMPLOYEE] DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR [COMPANY].

As part of my existing and continuing obligation to the Company, I have signed and delivered to Employer the Termination Certification (attached hereto) and I have returned to the Company all Company documents, information and property, including files, records, computer access codes and instruction manuals, as well as any Company assets or equipment that I have in my possession or under my control. I further agree not to keep any copies of Company documents or information. I affirm my obligation to keep all Company Information confidential and not to disclose it to any third party in the future. I understand that the term “Company Information” includes, but is not limited to, the following: (a) confidential information, including information received from third parties under confidential conditions; and (b) information concerning customers (including customer lists), as well as other technical, scientific, marketing, business, product development or financial information, the use or disclosure of which might reasonably be determined to be contrary to the interests of the Company. The Company’s Proprietary Information Agreement is incorporated by this reference.

I represent and warrant that I am the sole owner of all claims relating to my employment with the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

I agree to keep this Release confidential and not to reveal its contents to anyone except my lawyer, my spouse and/or my financial and legal consultants.

I understand and agree that this Release shall not be construed at any time as an admission of liability or wrongdoing by either myself or the Company.

This Release and the Agreement contain the entire agreement between the Company and me with respect to any matters referred to in the Release and supersede any previous oral or written agreements, including without limitation any offer letter or employment agreement between Employer and me; provided, however, that notwithstanding anything to the contrary in this Release, this Release shall in no way limit my rights or remedies under the Indemnification Agreement, entered into between me and the Company, dated                     , 20    , and as such agreement may be amended from time to time. If any one or more of the provisions contained in this Release is, for any reason, held to be unenforceable, that holding will not affect any other provision of this Release, and this Release shall then be construed as if the unenforceable provisions had never been contained in the Release. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing this Release. I acknowledge that this Release was presented to me on                      and that I am entitled to have twenty one (21) days’ time after receipt of this Release within which to review and consider it, consider any statistical data provided herewith, if applicable, and to discuss with an attorney of my own choosing whether or not to sign this Release. [I further understand that, for the period of seven (7) days after the date I sign this Release, I may revoke it by delivering a written notification of my revocation, no later than the seventh day to Employer at the address set forth in the Agreement.]

[I further understand that the Effective Date of this Release will be the eighth day after I have signed it, provided that I have delivered it to the Company and I have not revoked it during the seven days after the date I signed it and that the Severance will not become due to me until the Effective Date.]

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THIS RELEASE, I STATE THE FOLLOWING: I HAVE READ THIS RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE CONSULTED WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee:

Executed this day of , 200

[NAME]

Cell Genesys

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any biological materials (including, without limitation, cell lines, nucleic acids or mice), devices, records, laboratory notebooks, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Cell Genesys, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment, Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from this date, I will not hire any employees of the Company and I will not solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Date:

(Employee’s Signature)

(Type/Print Employee’s Name)